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                                                                   EXHIBIT 2.2




                   UNDERTAKING CONCERNING REGISTRATION RIGHTS

                                       OF

                       CERTAIN HOLDERS OF NEW IMAGE COMMON

                                  (May 17, 1996)





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                                TABLE OF CONTENTS



 1.    Definitions . . . . . . . . . . . . . . . . . . . . . . . . . . .  1

 2.    Sale or Transfer of Shares; Legend. . . . . . . . . . . . . . . .  2

 3.    Required Registrations. . . . . . . . . . . . . . . . . . . . . .  2

 4.    Incidental Registration . . . . . . . . . . . . . . . . . . . . .  3

 5.    Registration Procedures . . . . . . . . . . . . . . . . . . . . .  4

 6.    Allocation of Registration Expenses . . . . . . . . . . . . . . .  4

 7.    Indemnification . . . . . . . . . . . . . . . . . . . . . . . . .  5

 8.    Indemnification with Respect to Underwritten Offering . . . . . .  6

 9.    Information by Holder . . . . . . . . . . . . . . . . . . . . . .  7

10.    "Stand-Off" Agreement . . . . . . . . . . . . . . . . . . . . . .  7

11.    Current Information . . . . . . . . . . . . . . . . . . . . . . .  7

12.    Selection of Underwriter. . . . . . . . . . . . . . . . . . . . .  7

13.    Participating Holders of Registrable Shares Bound . . . . . . . .  7


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                   UNDERTAKING CONCERNING REGISTRATION RIGHTS
                                       OF
                           FORMER INSIGHT SHAREHOLDERS
                                  (May 17, 1996)

In consideration of that certain reorganization and merger contemplated in the Agreement and Plan of Reorganization, dated April 22, 1996, (the "Agreement") by and among New Image Industries, Inc. ("New Image"), a Delaware corporation, New Image Acquisition Corp., a California corporation, and Insight Imaging Systems, Inc. ("Insight"), a California corporation, New Image undertakes, for the benefit of those who receive shares of New Image Common pursuant to the transactions contemplated in the Agreement, to provide the following registration rights to such recipients.

     1. DEFINITIONS. As used in this Undertaking, the following terms shall have the following respective meanings:

     "AGREEMENT" shall have meaning ascribed to it in the introductory paragraph.

     "COMMISSION" means the Securities and Exchange Commission.

     "EXCHANGE ACT" shall mean the Securities Exchange Act of 1934, as amended. "INSIGHT" shall have meaning ascribed to it in the introductory paragraph.

     "INSIGHT CAPITAL STOCK" shall mean shares of Insight Common Stock, Series A Preferred Stock, and Series B Preferred Stock.

     "NEW IMAGE" shall have meaning ascribed to it in the introductory paragraph.

     "NEW IMAGE COMMON" shall mean New Image Common Stock , $.001 par value.

     "REGISTRATION STATEMENT" means a registration statement filed by New Image with the Commission for a public offering and sale of securities of New Image (other than a registration statement on Form S-8 or Form S-4, or their successors, or any other form for a limited purpose, or any registration statement covering only securities proposed to be issued in exchange for securities or assets of another corporation).

     "REGISTRATION EXPENSES" means the expenses described in Section 6.

     "REGISTRABLE SHARES" means (i) shares of New Image Common received pursuant to transactions contemplated in the Agreement and (ii) any other shares of New Image Common issued in respect of such New Image Common (because of stock splits, stock dividends, reclassifications, recapitalizations, or similar events); PROVIDED, HOWEVER, that shares of New Image Common which are Registrable Shares shall cease to be Registrable Shares upon any sale pursuant to (i) a Registration Statement, (ii) Section 4(1) of the Securities Act, or
(iii) Rule 144 under the Securities Act.



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     "SECURITIES ACT" shall refer to the Securities Act of 1933, as amended.

     2.   SALE OR TRANSFER OF SHARES; LEGEND.

          2.1 The Registrable Shares and shares issued in respect of the Registrable Shares are "restricted securities" within the meaning of that phrase as used in Rule 144 under the Securities Act and shall not be sold or transferred unless either (i) they first shall have been registered under the Securities Act, or (ii) New Image first shall have been furnished with an opinion of legal counsel, reasonably satisfactory to New Image, to the effect that such sale or transfer is exempt from the registration requirements of the Securities Act.

          2.2 Each certificate representing the Registrable Shares and shares issued in respect of the Registrable Shares shall bear a legend substantially in the following form:

          "The securities evidenced by this certificate have not been registered under the federal Securities Act of 1933 (the "Securities Act"), have not been registered or qualified under state securities laws (the "Securities Laws"), and may not be transferred or sold except pursuant to an effective registration or qualification under the Securities Act and the Securities Laws or an exemption from such registration or qualification requirements."

     The foregoing legend shall be removed from the certificates representing any Registrable Shares, at the request of the holder thereof, at such time as they become eligible for resale pursuant to Rule 144(k) under the Securities Act.

     3.   REQUIRED REGISTRATIONS.

          3.1 At any time (i) after September 30, 1996, and (ii) when it will not interfere with the parties' objectives for the reorganization and merger contemplated herein to be as tax free under Section 368(a) of the Code and accounted for as a pooling of interests under applicable accounting rules, one or more of the holders of Registrable Shares, holding in the aggregate of at least 50% thereof, may request, in writing, that New Image effect the registration, under the Securities Act on an appropriate form, of such Registrable Shares owned by such holder or holders provided the shares proposed for registration have an aggregate offering price of at least $1,500,000 (based on the then current market price or fair value). If the holders initiating the registration intend to distribute the Registrable Shares by means of an underwriting, they shall so advise New Image in their request. In the event such registration is underwritten, the right of other holders of Registrable Shares to participate shall be conditioned on such other holders participation in such underwriting. Upon receipt of any such request, New Image shall promptly give written notice of such proposed registration to such other holders. Such other holders shall have the right, by giving written notice to New Image within thirty (30) days after New Image gives its notice, to elect to have included in such registration such of their Registrable Shares as such other holders may request in such notice of election, subject to the approval of the underwriter managing the offering. Thereupon, New Image shall, as expeditiously as possible,


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use its best efforts to effect the registration of all Registrable Shares which
New Image has been so requested to register.

          3.2  New Image shall not be required to effect more than one
(1) registration pursuant to this Section 3. In addition, New Image shall not be required to effect any registration (other than on Form S-3 or any successor form relating to secondary offerings) within six (6) months after the effective date of any other Registration Statement relating to a primary offering of securities by New Image.

          3.3  If at the time of any request to register shares pursuant to this
Section 3, New Image is engaged, or has fixed plans to engage within thirty (30) days of the time of the request, in a registered public offering as to which the holders of Registrable Shares may not include Registrable Shares pursuant to
Section 4 or is engaged in any other activity which, in the good faith determination of New Image's Board of Directors, would be adversely affected by the requested registration to the material detriment of New Image, then New Image may at its option direct that such request be delayed for a period not in excess of six months from the effective date of such offering or the date of commencement of such other activity, as the case may be, such right to delay a request may be exercised by New Image not more than once.

     4.   INCIDENTAL REGISTRATION.

          4.1 Whenever New Image proposes to file a Registration Statement (other than pursuant to Section 3) at any time and from time to time, it will, prior to such filing, give written notice to all holders of Registrable Shares of its intention to do so and, upon the written request of one or more of such holders given within twenty (20) days after such notice (which request shall state the intended method of disposition of such Registrable Shares), New Image shall use its best efforts to cause all Registrable Shares which New Image has been requested by such holder or holders to register to be registered, under the Securities Act to the extent necessary to permit their sale or other disposition in accordance with the intended methods of distribution specified in the request of such holder or holders; provided that New Image shall have the right to postpone or withdraw any registration effected pursuant to this Section 4 without obligation to any holder.

          4.2 In connection with any offering under this Section 4 involving an underwriting, New Image shall not be required to include any Registrable Shares in such underwriting unless the holders thereof accept the terms of the underwriting as agreed upon between New Image and the underwriters selected by it, and then only in such quantity as will not, in the opinion of the underwriters, jeopardize the success of the offering by New Image. If in the opinion of the managing underwriter the registration of all, or part of, the Registrable Shares which the holders have requested to be included would materially and adversely affect such public offering, then New Image shall be required to include in the underwriting only that number of Registrable Shares, if any, which the managing underwriter believes may be sold without causing such adverse effect. If the number of Registrable Shares to be included in the underwriting in accordance with the foregoing is less than the total number of shares which the holders of Registrable Shares have requested to be included, then the holders of Registrable Shares who have requested registration and other holders of shares of New Image Common entitled to include



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shares in such registration shall participate in the underwriting pro rata based upon their total ownership of Registrable Shares. If any holder would thus be entitled to include more shares than such holder requested to be registered, the excess shall be allocated among other requesting holders pro rata based upon their total ownership of Registrable Shares.

     5. REGISTRATION PROCEDURES. If and whenever New Image is required by the provisions of this Agreement to use its best efforts to effect the registration of any of the Registrable Shares under the Securities Act, New Image shall:

          (i) file with the Commission and securities authorities, a Registration Statement with respect to such Registrable Shares and use its best efforts to cause that Registration Statement to become and remain effective;

          (ii) as expeditiously as possible prepare and file with the Commission any amendments and supplements to the Registration Statement and the prospectus included in the Registration Statement as may be necessary to keep the Registration Statement effective for a period of not less than one hundred twenty (120) days from the effective date;

          (iii) as expeditiously as possible furnish to each selling holder such reasonable numbers of copies of the prospectus, including a preliminary prospectus, in conformity with the requirements of the Securities Act, and such other documents as such holder may reasonably request in order to facilitate the public sale or other disposition of the Registrable Shares owned by the such holder; and

          (iv) as expeditiously as possible use its best efforts to register or qualify the Registrable Shares covered by the Registration Statement under the securities laws of such states as the selling holders shall reasonably request, and do any and all other acts and things that may be necessary or desirable to enable the selling holders to consummate the public sale or other disposition in such states of the Registrable Shares owned by such holders; provided, however, that New Image shall not be required in connection with this Section 5(iv) to qualify as a foreign corporation or execute a general consent to service of process in any jurisdiction.

If New Image has delivered preliminary or final prospectuses to the selling holders and after having done so the prospectus is amended to comply with the requirements of the Securities Act, New Image shall promptly notify the selling holders and, if requested, the selling holders shall immediately cease making offers of Registrable Shares and return all prospectuses to New Image. New Image shall promptly provide the selling holders with revised prospectuses and, following receipt of the revised prospectuses, the selling holders shall be free to resume making offers of the Registrable Shares.

     6.   ALLOCATION OF REGISTRATION EXPENSES.

          6.1 REGISTRATIONS UNDER SECTION 3. With respect to a registration pursuant to Section 3, New Image will pay registration and filing fees, exchange listing fees, and fees and disbursements of counsel for New Image; all other Registration Expenses and other expenses


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associated with the registration shall be borne by the holders of Registrable
Shares whose shares are being registered; provided, however, that if a registration is withdrawn at the request of such holders (other than as a result of information concerning the business or financial condition of New Image which is made known to such holders after the date on which such registration was requested), the requesting holders shall pay all of the Registration Expenses of such registration pro rata in accordance with the number of their Registrable Shares requested to be included in such registration.

          6.2 REGISTRATIONS UNDER SECTION 4. With respect to a registration pursuant to Section 4, New Image will pay a share of Registration Expenses pro rata to the number of shares being offered as compared to the number of shares being offered by the participating holders of Registrable Shares, excluding underwriting discounts, selling commissions and the fees and expenses of counsel to the holders of Registrable Shares.

          6.3 REGISTRATION EXPENSES. "Registration Expenses" shall mean all expenses incurred by New Image in complying with this Undertaking, including, without limitation, all registration and filing fees, exchange listing fees, printing expenses, fees and disbursements of counsel for New Image, state securities law fees and expenses, and the expense of any special audits incident to or required by any such registration, but excluding underwriting discounts, selling commissions and the fees and expenses of selling holders' counsel.

     7.   INDEMNIFICATION.

          7.1 In the event of any registration of any of the Registrable Shares under the Securities Act pursuant to this Agreement, New Image will indemnify and hold harmless the seller of such Registrable Shares, each underwriter of such Registrable Shares, and each other person, if any, who controls such seller or underwriter within the meaning of the Securities Act or the Exchange Act, against any losses, claims, damages or liabilities, joint or several, to which such seller, underwriter or controlling person may become subject under the Securities Act, the Exchange Act, state securities laws or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in any Registration Statement under which such Registrable Shares were registered under the Securities Act, any preliminary prospectus or final prospectus contained in the Registration Statement, or any amendment or supplement to such Registration Statement, or arise out of or are based upon the omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading; and New Image will reimburse such seller, underwriter and each such controlling person for any legal or any other expenses reasonably incurred by such seller, underwriter or controlling person in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that New Image will not be liable in any such case to the extent that any such loss, claim, damage or liability arises out of or is based upon any untrue statement or omission made in such Registration Statement, preliminary prospectus or prospectus, or any such amendment or supplement, in reliance upon and in conformity with information furnished to New Image, in writing, by or on behalf of such seller, underwriter or controlling person specifically for use in the preparation thereof.


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          7.2   In the event of any registration of any of the Registrable
Shares under the Securities Act pursuant to this Agreement, each seller of Registrable Shares, severally and not jointly, will indemnify and hold harmless New Image, each of its directors and officers and each underwriter (if any) and each person, if any, who controls New Image or any such underwriter within the meaning of the Securities Act or the Exchange Act, against any losses, claims, damages or liabilities, joint or several, to which New Image, such directors and officers, underwriter or controlling person may become subject under the Securities Act, Exchange Act, state securities laws or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of a material fact contained in any Registration Statement under which such Registrable Shares were registered under the Securities Act, any preliminary prospectus or final prospectus contained in the Registration Statement, or any amendment or supplement to the Registration Statement; or arise out of or are based upon any omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading, if the statement or omission was made in reliance upon and in conformity with information furnished in writing to New Image by or on behalf of such seller, specifically for use in connection with the preparation of such Registration Statement, prospectus, amendment or supplement; provided, however, that the obligations of such sellers hereunder shall be limited to an amount equal to the proceeds to such seller of Registrable Shares sold as contemplated herein.

          7.3 Each party entitled to indemnification under this subsection 7 (the "Indemnified Party") shall give notice to the party required to provide indemnification (the "Indemnifying Party") promptly after such Indemnified Party has actual knowledge of any claim as to which indemnity may be sought, and shall permit the Indemnifying Party to assume the defense of any such claim or any litigation resulting therefrom; provided, that counsel for the Indemnifying Party, who shall conduct the defense of such claim or litigation, shall be approved by the Indemnified Party (whose approval shall not be unreasonably withheld); and, provided, further, that the failure of any Indemnified Party to give notice as provided herein shall not relieve the Indemnifying Party of its obligations under this Section 7. The Indemnified Party may participate in such defense at such party's expense; provided, however, that the Indemnifying Party shall pay such expense if representation of such Indemnified Party by the counsel retained by the Indemnifying Party would be inappropriate due to actual or potential differing interests between the Indemnified Party and any other party represented by such counsel in such proceeding. No Indemnifying Party, in the defense of any such claim or litigation shall, except with the consent of each Indemnified Party, consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnified Party of a release from all liability in respect of such claim or litigation, and no Indemnified Party shall consent to entry of any judgment or settle such claim or litigation without the prior written consent of the Indemnifying Party.

     8. INDEMNIFICATION WITH RESPECT TO UNDERWRITTEN OFFERING. In the event that Registrable Shares are sold pursuant to a Registration Statement in an underwritten offering pursuant to Section 3, New Image agrees to enter into an underwriting agreement containing customary representations and warranties with respect to the business and operations of an issuer


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of the securities being registered and customary covenants and agreements to be performed by such issuer, including without limitation customary provisions with respect to indemnification by New Image of the underwriters of such offering.

     9. INFORMATION BY HOLDER. Each holder of Registrable Shares included in any registration shall furnish to New Image such information regarding such holder and the distribution proposed by such holder as New Image may request in writing and as shall be required in connection with any registration, qualification or compliance referred to in this Undertaking.

     10. "STAND-OFF" AGREEMENT. Each holder of Registrable Shares, if requested by New Image and an underwriter of New Image Common or other securities of New Image to do so, shall agree not to sell or otherwise transfer or dispose of any Registrable Shares or other securities of New Image held by such holder for a specified period of time (not to exceed 120 days) following the effective date of a Registration Statement; provided, that all holders of Registrable Shares holding not less than the number of shares held by such holder and all officers and directors of New Image enter into similar agreements. Such agreement shall be in writing in a form satisfactory to New Image and such underwriter. New Image may impose stop-transfer instructions with respect to the Registrable Shares or other securities subject to the foregoing restriction until the end of the stand-off period.

     11.  CURRENT INFORMATION.  New Image agrees that it will:

                (i) make and keep public information available, as those terms are understood and defined in Rule 144 under the Securities Act;

                (ii) use its best efforts to file with the Commission in a timely manner all reports and other documents required of New Image under the Securities Act and the Exchange Act (at any time after it has become subject to such reporting requirements); and

                (iii) furnish to any holder of Registrable Shares upon request a written statement by New Image as to its compliance with the reporting requirements of said Rule 144, a copy of the most recent annual or quarterly report of New Image, and such other reports and documents of New Image as such holder may reasonably request to avail itself of any similar rule or regulation of the Commission allowing it to sell any such securities without registration.

     12. SELECTION OF UNDERWRITER. In the case of any registration effected pursuant to this Undertaking, New Image shall have the right to designate the managing underwriter in any underwritten offering.

     13. PARTICIPATING HOLDERS OF REGISTRABLE SHARES BOUND. By participating in an offering of Registrable Shares pursuant to this Undertaking, a holder of Registrable Shares agrees to be


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bound by all of the terms of this Undertaking to the same extent as if such holder had been a signatory hereto.

Dated:  May 17, 1996               New Image Industries, Inc.


                                   By /s/ Dewey F. Edmunds
                                      --------------------------------
                                      Dewey F. Edmunds, President


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